ATSG Secures New Five-Year Credit Facility
- Non-Cash Refinancing Charges, Unscheduled Maintenance to Reduce First Quarter Earnings
- First-Quarter Investor Conference Call Scheduled for May 10th

WILMINGTON, Ohio, May 2, 2011 - Air Transport Services Group, Inc. (NASDAQ: ATSG) announced today that it has obtained a commitment for a new secured $325 million credit facility with a consortium of banks led by SunTrust, and provided an outlook for its anticipated results for the quarter ended March 31, 2011.

The new five-year credit facility will replace the current facility, also led by SunTrust, which is scheduled to expire at the end of 2012. The new facility will include a term loan of $150 million and a $175 million revolver with an accordion for up to an additional $50 million. The new facility will initially be priced at the 90-day LIBOR rate plus 2 percentage points, 25 basis points lower than the comparable rate under the current agreement. By the end of June 2011, the Company intends to execute fixed price interest rate hedges on at least 50 percent of the $150 million term loan. Amortization of up-front fees associated with the new facility will be $1.2 million lower on an annual basis than under the current agreement. The credit facility will be secured by certain designated aircraft to provide 150 percent collateral coverage of the outstanding debt.

“Our strong financial position, valuable asset base and significant cash flow, coupled with favorable credit market conditions, enabled us to extend our access to long-term capital at very attractive terms,” said Quint Turner, chief financial officer of ATSG. “The new facility will enhance our flexibility to invest for growth, while continuing to meet or exceed our return-on-capital targets. Interest from lending institutions in participating in the new facility was high, resulting in a significant oversubscription of offered commitments.”

Joint lead bank responsibilities in the consortium will be shared by Regions and JPMorgan Chase. Documentation agent responsibilities will be assumed by Bank of America. ATSG expects to consummate the new credit facility within the next week and to file with the SEC a Form 8-K with more details concerning the facility shortly thereafter.

First Quarter 2011 Outlook

ATSG said that it expects to recognize non-cash charges related to the termination of its current credit facility, and report a loss in its ACMI Services segment in the first quarter primarily due to maintenance-related aircraft downtime that resulted in lower than budgeted revenues and higher than budgeted operating expenses. As a result, ATSG currently expects to report net earnings of $0.03 or $0.04 per diluted share for the first quarter of 2011.

Refinancing Effects
ATSG said it expects that terminating the current credit facility prior to its December 31, 2012, expiration will result in a first-quarter 2011 non-cash charge to pre-tax earnings of $6.8 million, or $0.07 per diluted share of net earnings. The majority of this non-cash charge relates to ATSG ceasing its hedge accounting for an interest-rate hedge required under the prior agreement, as well as the write-off of other costs related to the prior agreement.

Operating Effects
ATSG said that revenue reductions and higher operating expenses stemming from maintenance-related aircraft downtime reduced first-quarter net earnings by approximately $0.03 per share. During the quarter, downtime affecting DC-8 combi aircraft and two Boeing 767 freighters negatively affected ACMI Services results. Our teams resolved each issue and implemented steps to shorten response time going forward, particularly in remote regions.

Joe Hete, President and CEO, said, “While the unplanned maintenance downtime negatively affected the first quarter's results, securing the new credit facility will provide us with growth capital at an attractive weighted average cost for five years forward, allowing us to execute our fleet expansion plans. We continue to see strong demand for our fleet of 767 aircraft, an additional nine of which we expect to place into revenue service this year, bringing the total deployment of our 767 freighter fleet to 39. When all 39 of these 767 freighters are in service, we project that our annualized EBITDA run rate will exceed $200 million.”

ATSG will discuss its results for the first quarter of 2011 in greater detail in its earnings release, investor conference call, and Form 10-Q report to the Securities & Exchange Commission for the three months ended March 31, 2011. ATSG intends to file its 10-Q and issue its first-quarter earnings release prior to market open on Tuesday, May 10, 2011, and hold an investor conference call at 3 p.m. Eastern time, following its annual meeting of shareholders at 11 a.m. the same day.

On the day of the conference call, participants should dial 800-706-7748 and international participants should dial 617-614-3473 ten minutes before the scheduled start of the call and ask for conference pass code 59151465. The call also will be webcast live (listen-only mode) via www.atsginc.com and www.earnings.com for individual investors, and via www.streetevents.com for institutional investors.

A replay of the conference call will be available by phone on May 10 beginning at 5:00 p.m. and continuing through Tuesday, May 17, 2011, at 888-286-8010 (international callers 617-801-6888); use pass code 78710799. The webcast replay will remain available via www.atsginc.com and www.earnings.com for 30 days.

About ATSG
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the largest owner and operator of converted Boeing 767 freighter aircraft in the World. Through its principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, aircraft maintenance services, airport ground services, fuel management, specialized transportation management, and air charter brokerage services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Air Transport International, LLC; Cargo Aircraft Management, Inc.; Capital Cargo International Airlines, Inc.; and Airborne Maintenance and Engineering Services, Inc. For more information, please see www.atsginc.com.
Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. There are a number of important factors that could cause Air Transport Services Group's ("ATSG's") actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the timely closure of the new credit facility or the inability to close the new facility due to circumstances beyond ATSG's control, changes in market demand for our assets and services, the cost and timing associated with the modification and deployment of Boeing 767 and Boeing 757 aircraft, the availability and costs to acquire used passenger aircraft for freighter conversion, ABX Air's ability to maintain on-time service and control costs under its new operating agreement with DHL and other factors that are contained from time to time in ATSG's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Contact:
Quint Turner, ATSG Inc. Chief Financial Officer
937-382-5591